EXHIBIT 21.1

                   SILVERSTAR HOLDINGS, LTD. AND SUBSIDIARIES
                             PRINCIPAL SUBSIDIARIES
                               AS OF JUNE 30, 2005

                       Name                              State of Incorporation           Conducts Business Under

First South Africa Holdings (PTY), Ltd.                       South Africa                         Same
First South Africa Management Corp.                             Delaware                    Silverstar Holdings
Fantasy Sports, Inc.                                            Delaware                           Same
Silverstar Holdings, Inc.                                       Delaware                           Same
Strategy First, Inc.                                         Quebec, Canada                        Same


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